Exhibit 99.1

Investor inquiries:

Bill Dunaway, 816-457-6246

billd@fcstone.com

FCStone Group, Inc. Key Monthly Performance Metrics for July 2009

KANSAS CITY, MO., August 31, 2009 – FCStone Group, Inc. (NASDAQ:FCSX), a commodity risk management firm, today reported key monthly performance metrics for July 2009, as follows:

•	Over-the-counter (OTC) contract volume (in thousands) of 19.4 contracts, compared to 30.1 contracts in June 2009 and 132.1 contracts in July 2008;

•	Exchange-traded contract volume (in thousands) of 2,284.3 contracts, compared to 4,299.7 contracts in June 2009 and 7,211.8 contracts in July 2008; and

•	Average customer segregated assets (in millions) of $900.3, compared to $962.9 for June 2009 and $1,734.8 for July 2008.

The month-over-month decline in exchange-traded contract volumes is primarily the result of the ongoing actions by management to reduce FCStone’s exposure to low-margin clearing accounts in its Clearing and Execution Services segment and to refocus its clearing and execution business on supporting its core Commodity & Risk Management activities. While this strategy reduces exchange traded contract volumes for FCStone, the impact on profit contribution resulting from the loss of these types of accounts will not be proportionate to the reduced contract volumes.

FCStone’s release of selected monthly performance metrics is designed to provide more transparency into the ongoing dynamics of FCStone’s operating environment during the above-referenced time period. The reported performance metrics may fluctuate significantly from month-to-month, and therefore are not necessarily indicative of the quarterly or annual financial performance of FCStone. In addition, other factors not reflected by the performance metrics may have significant effects on FCStone’s financial performance.

About FCStone Group, Inc.

FCStone Group, Inc., along with its affiliates, is an integrated commodity risk management company providing risk management consulting and transaction execution services to commercial commodity intermediaries, end-users and producers. The firm assists primarily middle market customers in optimizing their profit margins and mitigating exposure to commodity price risk. In addition to risk management consulting services, FCStone, LLC, operates one of the leading independent clearing and execution platforms for exchange-traded futures and options contracts. FCStone Group, Inc. serves more than 8,000 customers, and in the twelve months ended May 31, 2009, executed 73.7 million derivative contracts in the exchange-traded and over-the-counter markets. The FCStone Group companies work in all the major commodity areas including agriculture, energy, renewable fuels, foods, forestry, cotton and textile, dairy and currency exchange. Headquartered in the Midwest, it has offices located throughout the world and is a clearing member of all major North American Futures exchanges. FCStone Group, Inc., trades on the NASDAQ Global Select Market under the symbol “FCSX.”

Forward Looking Statements

This press release may include forward-looking statements regarding, among other things, our plans, strategies and prospects, both business and financial. All statements other than statements of current or historical fact contained in this press release are forward-looking statements. The words “believe,” “expect,” “anticipate,” “should,” “plan,” “will,” “may,” “could,” “intend,” “estimate,” “predict,” “potential,” “continue” or the negative of these terms and similar expressions, as they relate to FCStone Group, Inc., are intended to identify forward-looking statements.